Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Sherrie Tawwater	MAY 11, 2011
972-578-5000, Ext. 7425
ViewPoint Financial Group, Inc. Announces Planned Retirement
of President and CEO Gary Base
PLANO, Texas, May 11, 2011 — ViewPoint Financial Group, Inc. (the “Company”), parent company of ViewPoint Bank (the “Bank”), announced that the Company’s President and Chief Executive Officer, Gary Base, has informed them of his intention to retire as President/CEO at the conclusion of 2011. The Company and Bank have begun the process of identifying Mr. Base’s successor, as outlined in its succession plan, through a search which will include both internal and external candidates.
“In the 25 years I have led this institution, it has grown from a $120 million-asset credit union to a publicly traded bank with over $3 billion in managed assets,” Mr. Base said. “Additionally, the Company recently reported the highest annual earnings in the institution’s 58-year history. We have achieved all this due largely to the support of our employees, customers and the board of directors, and I would like to take this opportunity to thank them.”
“The Board of Directors appreciates the dedicated and professional service Gary has provided to the bank over the past 25 years,” said Chairman of the Board James McCarley. “Under his leadership, the bank has successfully transitioned to a publicly traded community bank since its conversion from a large community credit union charter. He has developed and been supported by a knowledgeable and professional team. As a result of this combined leadership, ViewPoint Bank has experienced comprehensive growth while maintaining quality assets and lending. The Board and Bank team look forward to the next chapter in VPFG’s continued growth and success in the financial services arena.”
McCarley also indicated an announcement regarding Mr. Base’s successor will be made within the next few months prior to Base’s departure.
ViewPoint Financial Group, Inc. (NASDAQ: VPFG) is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices in the Dallas-Fort Worth Metroplex. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
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